Exhibit 4.11

LICENSE AGREEMENT

This License Agreement (this agreement along with all Exhibits shall hereby be referred to as the “Agreement”) is entered into as of this Fourteenth day of July, 2023 (“Effective Date”) by and between Corteva Agriscience LLC, a Delaware limited liability company, having an office at 9330 Zionsville Road, Indianapolis, Indiana U.S.A. (“Corteva”), and Lavie Bio Ltd., a company formed under the laws of Israel, having an office at 13 Gad Feinstein St.,  Rehovot 7638517, Israel (“Lavie Bio”).  Corteva and Lavie Bio each shall be referred to as a “Party” and shall be referred to together as the “Parties.”

WHEREAS, Corteva is a leading multinational agribusiness company; and

WHEREAS, Lavie Bio is a leading microbial-based agbiologicals company; and

WHEREAS, Lavie Bio has been developing two microbial biofungicides known as LAV.311 LAV.312; and

WHEREAS, Corteva wishes to obtain a license to LAV.311 and LAV.312 and Lavie Bio is willing to grant Corteva such a license in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms, whenever used in this Agreement with an initial capital letter, shall have the meanings given in this Section 1, whether used in the singular or the plural.

1.1.          “Active Development” means, with respect to a Covered Strain, that such Covered Strain has been identified by Corteva as a candidate for development as a Licensed Product and is part of a budgeted program Corteva is actively pursuing in accordance with a research and development plan containing the items described in Exhibit G.

1.2.          “Affiliate” means any person, corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with a Party. For purposes of this definition and the definition of “Lavie Bio Subsidiary” only, “control” means ownership, directly or through one or more Affiliates, (i) of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (ii) of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, (iii) of a general partner interest in any partnership, or (iv) of any other interest that provides a Party with control or the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.3.          “Calendar Year” means each of the periods of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31.

1.4.          “Combination Product” means a product that (a) contains Covered Strain and at least one Additional Active Ingredient and (b) is sold for a single price.

1.5.          “Corteva Party” means Corteva, any Affiliate of Corteva, any Sublicensee, any Affiliate of a Sublicensee and any distributor of any of the foregoing.

1.6.          “Covered” means, with respect to a product, composition of matter or other material, that the making, using, selling, offering for sale, importation or other exploitation of such product, composition of matter or other material would (absent a license thereunder or ownership thereof) infringe at least one Valid Claim.  Cognates of the word “Cover” shall have correlative meanings.  For purposes of this definition, “infringed” means any infringement as determined by applicable law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.7.          “Covered Strain” means (a) any LAV.311 Strain and (b) any LAV.312 Strain.

1.8.          “Field” means any agricultural use within the Territory including, but not limited to, animal health.

1.9.          “LAV.311 Strain” means (a) a microbial strain deposited under Accession Number [***] (“Original LAV.311 Strain”) and (b) any other microbial strain described in Exhibit A.

1.10.          “LAV.312 Strain” means (a) a microbial strain deposited under Accession Number [***] (“Original LAV.312 Strain”) and (b) any other microbial strain described in Exhibit B.

1.11.          “Lavie Bio Subsidiary” means any Affiliate that is controlled by Lavie Bio.

1.12.          “Licensed Know-How” means all information, sequences, data, results, knowledge, biological material, processes and/or protocols that (a) are not generally available, (b) relate directly to a Covered Strain or are otherwise needed or useful for the development and use of Covered Strains as part of Licensed Products and (c) are provided to Corteva in connection with this Agreement.

1.13.          “Licensed IP” means Licensed Patent Rights and Licensed Know-How.

1.14.          “Licensed Patent Rights” means any all patents and patent applications in the Territory that are in-licensed (with rights to grant sublicenses hereunder) or owned by Lavie Bio or a Lavie Bio Subsidiary on and after the Effective Date, that claim a Covered Strain, or the use of a Covered Strain within the Field, in each case solely to the extent the claims are directed at such Covered Strain or the use of such Covered Strain.   Notwithstanding the foregoing, “Licensed Patent Rights” does not include: (a) patents and patent applications that, as of the date of a sale or merger of Lavie Bio or its assets, are (i) owned or controlled by any Affiliate that becomes an Affiliate as the result of such transaction, or (ii) owned or controlled by any entity with which Lavie Bio merges or combines in connection with such transaction; nor (b) patents and patent applications that have been excluded from the definition of Licensed Patent Rights in accordance with Section 4.2.3.

1.15.          “Licensed Product” means any commercially available product for use in the Field that contains one or more Covered Strain(s) and/or biofungicidal compositions produced by one or more Covered Strains.

1.16.          “Net Sales” means,  in accordance with US GAAP guidelines, the gross amount invoiced by or on behalf of Corteva Parties on Sales, less, to the extent applicable with respect to such Sales and not previously deducted from the gross invoice price: (a) any discounts, including promotional allowances, to the extent actually allowed and taken; (b) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or similar governmental charges levied directly on the sale of products (but, for clarity, excluding any tax levied with respect to income); (c) rebates to the extent actually paid by a Corteva Party,  (d) to the extent separately stated on purchase orders, invoices or other documents of sale, charges from freight and shipping insurance that are paid by or on behalf of a Corteva Party; and (e) amounts allowed or credited for returns of previously Sold Licensed Products, provided that:

   1.15.1          in the case of end use by the Corteva Party or in any transfers of Licensed Products between a Corteva Party and another Corteva Party for end use by the latter, Net Sales will be equal to the fair market value of the Licensed Products so used or transferred, as applicable, assuming an arm’s length transaction made in the ordinary course of business;

   1.15.2          in the event that a Corteva Party receives non-cash consideration for any Licensed Products, Net Sales will be calculated based on the average sales price of such Licensed Products in the applicable region during the one year period preceding the date of Sale;

   1.15.3          Sales of Licensed Products by one Corteva Party to another Corteva Party for resale by the latter will not be deemed Net Sales; instead, Net Sales will be determined based on re-Sale by the latter to a Third Party; and

   In the event that a Licensed Product is Sold for a single price in combination with an Other Active Ingredient for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales, for purposes of calculating the applicable royalty  due under Section 5.3 shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A + B), where A is the average gross selling price of the Licensed Product Sold separately (without the Other Active Ingredient) during the previous quarter, and B is the gross selling price during the previous quarter of the Other Active Ingredient(s) contained in such Combination Product. In the event that separate sales of the Licensed Product or Other Active Ingredient were not made during the previous quarter, then the Net Sales shall be reasonably allocated between such Licensed Product and such Other Active Ingredient as agreed upon by the Parties, or failing agreement, determined in accordance with Section 13.9 (Dispute Resolution).

   If Licensed Products or Combination Products are Sold for a single price in combination with services, Net Sales shall be based on the fair market value of such Licensed Products or Combination Products, as applicable, (based on the average sales price in such region) when Sold separately not as part of services.

1.17.          “Non-Royalty Sublicense Income” means any payments or other consideration received by or on behalf of Corteva or any of its Affiliates in connection with a Sublicense, other than royalties on account of Net Sales by a Sublicensee or an Affiliate of a Sublicensee.  If Corteva or its Affiliate receives non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.18.          “Other Active Ingredient” means any active chemical or biological ingredient that (a) is not a Covered Strain; and (b) is effective in protecting or materially benefiting crops when applied independently of Covered Strains (i.e. as a stand-alone product or in combination with other ingredient(s) that are not Covered Strains).

1.19.          “Regulatory Approval” means the deregulating or granting of all governmental regulatory approvals required for the commercial sale of a Licensed Product in a country within the Territory.

1.20.          “Sale” means the sale or other commercial transfer of Licensed Products.  Notwithstanding the foregoing, “Sale” shall not include the transfer by a Corteva Party of samples of Licensed Products for product development purposes, regulatory purposes, to promote Sales or for test marketing purposes, in each case in amounts consistent with normal business practices of such Corteva Party and provided that such Corteva Party receives no consideration for such transfer.  Cognates of the word “Sale” shall have correlative meanings.

1.21.          “Sublicense” means any right granted or license given by a Corteva Party permitting any use, practice or exploitation of any Licensed IP or otherwise permitting the development or making of Licensed Products. For clarity, rights granted under Section 2.3 shall not be deemed a “Sublicense”.

1.22.          “Sublicensee” means any person or entity granted a Sublicense by a Corteva Party.

1.23.          “Territory” means all countries and territories of the world.

1.24.          “Third Party” means any person or entity other than Corteva Parties, Lavie Bio and Lavie Bio’s Affiliates.

1.25.          “Third Party Infringed Patent” means an issued and unexpired patent owned or controlled by a person or entity that is not a Corteva Party, the claims of which would be infringed by the making, using or selling of the Covered Strain contained in the relevant Licensed Product.

1.26.          “Transition Plan” means the plan attached hereto as Exhibit C for the sharing of the Licensed Know-How and strains from Lavie Bio to Corteva.

1.27.          “Trigger Sale” means the date of the first Sale, in a country, by a Corteva Party of a Licensed Product to a Third Party following: (a)  receipt of first Regulatory Approval with respect to such Licensed Product in such country; (b) commercial launch of such Licensed Product in such country; and (c) Corteva Parties generating [***] of total Net Sales of such Licensed Product in such country.

1.28.          “Valid Claim”  means a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been (a) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (b) rendered unenforceable through disclaimer or otherwise, (c) abandoned or (d) permanently lost through an interference, opposition or similar proceeding without any right of appeal or review.

2.           License.

2.1.          License Grant.  Subject to the terms and conditions set forth in this Agreement, Lavie Bio hereby grants to Corteva an exclusive,  royalty-bearing license, with the right to grant Sublicenses (subject to Subsection 2.3), under the Licensed IP to make, have made and use Covered Strains within the Field to develop, have developed, make, have made, use, have used, import, offer for sale and sell Licensed Products within the Territory (subject to Subsection 4.2.1).   Notwithstanding the foregoing, the license with respect to LAV.312 Strains will only go into effect upon payment of the LAV.312 License Issuance Fee in accordance with Section 5.1.2.

2.2          Research Grant.  Subject to the terms and conditions set forth in this Agreement, Lavie Bio hereby retains (for itself and its Affiliates) and grants to Corteva a co-exclusive, royalty-free license under the Licensed IP to make, use, have made, have used and import Covered Strains solely for internal research purposes only.

2.3.          Affiliates and contractors. The license granted to Corteva under Subsection 2.1. includes the right to have some or all of Corteva’s rights under Subsection 2.1. exercised or performed by one or more of Corteva’s Affiliates and/or contractors on Corteva’s behalf for Corteva’s benefit without such right being deemed a Sublicense; provided, however, that:

   2.3.1.          no such Affiliate or contractor shall be entitled to grant, directly or indirectly, any Sublicenses; and

   2.3.2.          any act or omission taken or made by an Affiliate or contractor of Corteva under this Agreement will be deemed an act or omission by Corteva under this Agreement.

2.4.          Sublicenses.

  2.4.1.       Sublicense. Corteva will be entitled to grant Sublicenses to third parties under the license granted pursuant to Subsection 2.1., subject to the terms of this Subsection 2.4.  Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement and may only be made pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement.  Such Sublicense agreements will contain, among other things, the following:

  2.4.1.1.          all provisions necessary to ensure Corteva’s ability to perform its obligations under this Agreement;

  2.4.1.2.          a section substantially the same as Subsection 11.1 of this Agreement, which also will state that the Lavie Bio Indemnitees (as defined in Section 11.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

  2.4.1.3.          a section setting forth Corteva’s right to audit Sublicensee’s records to verify Sublicensee’s compliance with the terms of the Sublicense agreement;

  2.4.1.4.          a provision clarifying that, in the event of termination of the license grant set forth in Subsection 2.1. (in whole or in part), any existing Sublicense agreement shall terminate to the extent of such terminated license, subject to Section 12.3.1;

  2.4.1.5.          if the Sublicense agreement allows for the grant of a further Sublicense by the Sublicensee, a provision stating that any further Sublicense may only be made in compliance with, and shall be subject to, the terms of this Subsection 2.4.1.; and

  2.4.1.6.          a section setting forth Corteva’s right to terminate the Sublicense agreement in case of a material breach by the Sublicensee.

2.4.2.          Breach by Sublicensee.  In the case of any act or omission by any Sublicensee that would result in a material breach of this Agreement by Corteva, Corteva will notify Lavie Bio of such act or omission promptly after Corteva becomes aware thereof.  Corteva and Lavie Bio will discuss possible courses of action, including, if necessary, terminating such Sublicense agreement if the breach is not cured within sixty (60) days of Corteva providing notice of breach to Sublicensee.  If such breach is not cured within such period and Lavie Bio requests Corteva to terminate such Sublicense agreement, Corteva will do so.

2.5.          No Other Grant of Rights.  Except for the licenses expressly granted in this Agreement, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon either Party by implication, estoppel or otherwise as to any technology, intellectual property rights, products, regulatory filing  or biological materials of the other Party, or any other entity.

3.           Transition; Secondary Metabolite Data; Regulatory Approval.

3.1.          Know-How Sharing.

  3.1.1.  [***]

  3.1.2.   [***]

3.2.          Transition Plan.  [***]

3.3.          Secondary Metabolite Data.  [***]

3.4           Follow-Up Support.  [***]

3.5.          Reimbursement. [***]

3.6.          Regulatory Approval.

  3.6.1. [***]

  3.6.2. [***]

  3.6.3. [***]

  3.6.4. [***]

      3.6.4.1.   [***]

      3.6.4.2.   [***]

4.           Development and Commercialization.

4.1.          General.  Corteva, at its sole discretion, by itself and/or through another Corteva Party shall use commercially reasonable, good faith efforts to develop, obtain Regulatory Approval for, manufacture and market Licensed Products.  For clarity, Corteva, at its sole discretion, by itself and/or through other Corteva Parties, shall have the right to prepare and present all regulatory filings necessary or appropriate in any territory and to obtain, maintain and renew any Regulatory Approval with respect to products covered by Corteva’s rights under this Agreement.

4.2.          Specific Milestones.

 4.2.1.        Without limiting Subsection 4.1, in order for Corteva to maintain the exclusive rights granted hereunder with respect to the applicable country, state or territory, the applicable milestone(s) below will have to be achieved by a Corteva Party within the applicable time period.

   4.2.1.2. United States. A milestone will have been achieved upon a Trigger Sale by Corteva of a Licensed Product in the United States (“US Trigger Sale”) [***]

   4.2.1.3. Europe.

(a)          A milestone will have been achieved if [***]

(b)          [***]

  4.2.2.        Non-Exclusive Territories.

    4.2.2.1.  [***]

     4.2.2.2. [***]

  4.2.3.        djustment to Definition of Licensed Patent Rights.  [***]

4.3.          Diligence Reporting.

  4.3.1.     [***]

  4.3.2.     [***]

  4.3.3.     Any written request by Lavie Bio pursuant to Subsection 4.3 shall be sent to:

 [***]

With a copy to:
[***]

5.           Consideration.

5.1.          License Issuance Fee.

   5.1.1.      LAV.311.  Corteva shall pay Lavie Bio an upfront license issuance fee in a total amount of Two Million Five hundred thousand US Dollars ($2,500,000.00US) within [***] of the Lavie Bio’s delivery of the Licensed Know and starter cell cultures pursuant to Section 3.1.1 and receipt by Corteva of a properly submitted invoice from Lavie Bio.

  5.1.2.       LAV.312.  Corteva shall pay Lavie Bio a second upfront license issuance fee of Two Million Five Hundred Thousand US Dollars ($2,500,000US) (“LAV.312 License Issuance Fee”) within [***] of Lavie Bio’s delivery of the Licensed Know and starter cell cultures pursuant to Section 3.1.2 and receipt by Corteva of a properly submitted invoice from Lavie Bio.

5.2.          Milestone Payments.

  5.2.1 Patent Milestone.  Corteva shall pay Lavie Bio a one-time payment of [***].

  5.2.2         US Sale Milestone.  Corteva shall pay Lavie Bio a one-time payment of [***].

  5.2.3         EU Sale Milestone.  Corteva shall pay Lavie Bio a one-time payment of [***].

5.3.          Royalties on Net Sales.

  5.3.1.        Rate.  Corteva shall pay Lavie Bio royalties on all Net Sales as follows:

     5.3.1.1.          [***]

     5.3.1.2.          [***]

5.3.2.          Royalty Term.  Such royalties will be due on a Licensed Product-by-Licensed Product and country-by-country basis  until the later of [***].

5.3.3.        Third Party Royalty.  In the event that Corteva is required to obtain a license from a third party that is not a Corteva Party to a Third Party Infringed Patent in order to sell a Licensed Product in a country, and Corteva obtains such a license after arm’s length negotiations, Corteva may offset [***].

5.4.          Non-Royalty Sublicense Income.

5.4.1.          [***]

5.4.2.          [***]

5.5.          Complex Consideration.  [***]

6.           Sales; Reports; Payments; Records.

6.1.          Reports and Payments.

6.1.1.          Reports on Net Sales.  [***]

     6.1.1.1. [***]

     6.1.1.2. [***]

     6.1.1.3. [***]

     6.1.1.4.  [***]

      6.1.1.5 [***]

[***]

6.1.2.          Reports on Non-Royalty Sublicense Income.  [***]

6.2.          Payment.

  6.2.1.          Payment on Net Sales.  [***]

  6.2.2.          Payment on Non-Royalty Sublicense Income.  [***]

6.3.          Currency.  [***]

6.4.          Records.  [***]

6.5.          Late Payments.  [***]

6.6.          Payment Method.  [***]

6.7.          Withholding and Similar Taxes.  [***]

7.           Patent Filing, Prosecution and Maintenance of Licensed Patent Rights.

7.1.          Control.

  7.1.1. Lavie Bio shall be responsible for the preparation, filing, prosecution, defense and maintenance of all Licensed Patent Rights that claim microbial strains (or the use of microbial strains) other than Covered Strains (i.e. claim both Covered Strains or the use thereof, and one or more microbial strains that are not Covered Strains or the use thereof).

  7.1.2.          With respect Licensed Patent Rights directed solely at Covered Strains or the use thereof (“Covered Strain Only Patent Rights”), (i) Corteva shall be responsible for the filing, prosecution and maintenance of such Covered Strain Only Patent Rights in all countries and jurisdictions in which Corteva’s license under this Agreement remains exclusive and (ii) Lavie Bio shall be responsible for the preparation, filing, prosecution and maintenance of such Covered Strain Only Patent Rights in all countries and jurisdictions in which Corteva’s license under this Agreement has become non-exclusive.

7.2.          Licensed Patent Rights Controlled by Corteva.  The following shall apply with respect to Covered Strain Only Patent Rights for which Corteva is responsible in accordance with Section 7.1.2:

  7.2.1.       Corteva shall: (a) use patent counsel acceptable to Lavie Bio, in its reasonable discretion; (b) instruct such patent counsel to furnish Lavie Bio with copies of all correspondence relating to such Covered Strain Only Patent Rights from all patent offices, as well as copies of all proposed responses to such correspondence in time for Lavie Bio to review and comment on such responses; (c) give Lavie Bio an opportunity to review the text of each patent application before filing; (d) consult with Lavie Bio with respect thereto; (e) keep Lavie Bio advised of the status of actual and prospective patent filings; and (f) give Lavie Bio the opportunity to provide comments on and make requests of Corteva, and shall consider such comments and requests in good faith;

     7.2.2.1.          Corteva shall pay all expenses with respect to the preparation, filing, prosecution and maintenance of such Covered Strain Only Patent Rights, subject to the following provisions;

     7.2.2.2.          Corteva shall inform Lavie Bio at least [***] before abandoning any such Covered Strain Only Patent Rights (or any claim therein) in any country and Lavie Bio shall be entitled to continue prosecution and maintenance of such Covered Strain Only Patent Rights in such country at its expense; and

     7.2.2.3.          Lavie Bio shall be entitled to request that continuations based on inventions disclosed in the relevant Covered Strain Only Patent Rights be filed; Corteva shall inform Lavie Bio promptly whether it wishes to file such continuations and if not, Lavie Bio shall be entitled to do so and to prosecute such continuation at its own expense.

             7.3.          Licensed Patent Rights Controlled by Lavie Bio.  With respect to Licensed Patent Rights for which Lavie Bio is responsible in accordance with Section 7.1.1 Lavie Bio shall have the right, at any time and for whatever reason, to abandon or withdraw prosecution and/or maintenance of any such Licensed Patent Rights; provided however, that it shall not abandon or withdraw prosecution and/or maintenance of any of the Licensed Patent Rights existing as of the Effective Date so long as a Covered Strain is claimed, or the use of a Covered Strain within the Field is claimed.  If Lavie Bio decides to abandon or withdraw prosecution and/or maintenance of any such Licensed Patent Rights in any country, Lavie Bio shall provide Corteva with sixty (60) days  prior written notice of such abandonment or withdrawal, and Corteva will have the right, but not the obligation, to require Lavie Bio to continue the prosecution and/or maintenance with respect to such Licensed Patent Rights in such country, at Corteva’s sole cost and expense.    Lavie Bio shall use reasonable efforts to keep Corteva reasonably informed as to matters relevant to such Licensed Patent Rights to the extent relevant to Covered Strains, including the prosecution process and decision matters, and shall give reasonable consideration to any recommendations made by Corteva concerning the patent prosecution process and decision matters of such Licensed Patent Rights to the extent relevant to Covered Strains.

8.           Enforcement of Patent Rights.

8.1.          Notice.  If either Party becomes aware of any possible or actual infringement of any Licensed Patent Rights in the Territory due to the making, using or selling of a Covered Strain by an unlicensed third party (a “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

8.2.          Infringement in Exclusive Countries.  The provisions of this Section 8.2 shall apply in the case of an Infringement in a country in in which Corteva’s license under this Agreement remains exclusive (“Exclusive Country Infringement”).

  8.2.1.          Suit by Corteva.  Subject to the terms and conditions set forth in this Agreement, Lavie Bio hereby grants to Corteva the first right to take action in the prosecution, prevention or termination of any Exclusive Country Infringement.  For clarity, Corteva shall not be obligated to take such Exclusive Country Infringement action. Before Corteva commences an action with respect to any Exclusive Country Infringement, Corteva shall consider in good faith the views of Lavie Bio in making its decision whether to sue.  Should Corteva elect to bring suit against such an infringer in an Exclusive Country Infringement, Corteva shall keep Lavie Bio reasonably informed of the progress of the action and shall give Lavie Bio a reasonable opportunity in advance to consult with Corteva and offer its views about major decisions affecting the litigation.  Corteva shall give reasonable consideration to those views, but shall have the right to control the action; provided, however, that (a) if the validity and/or enforceability of the Licensed Patent Rights are questioned in the action, Lavie Bio may take over the action solely with respect to the defense of the validity and enforceability of the Licensed Patent Rights, and (b) if Corteva’s license to the Licensed Patent Rights in the suit terminate or become non-exclusive, Lavie Bio may elect to take control of the action pursuant to Section 8.3.  Corteva shall have the right to join Lavie Bio as a plaintiff if Lavie Bio is needed to maintain any Exclusive Country Infringement action, including but not limited to, the right to join Lavie Bio if Corteva does not have sufficient standing to bring suit alone, and Lavie Bio shall agree to such joinder and shall provide Corteva with reasonable assistance and authority to file and prosecute the suit.  Should Corteva elect to bring suit against such an infringer and Lavie Bio is joined as a party plaintiff in any such suit, Lavie Bio shall have the right to approve the counsel selected by Corteva to represent Corteva and Lavie Bio, such approval not to be unreasonably withheld.  Except for the defense of the validity and enforceability of the Licensed Patent Rights which Lavie Bio decides to take over in accordance with clause (a) above, which shall be borne solely by Lavie Bio, all other expenses of such suit or suits that Corteva elects to bring, including any reasonable expenses of Lavie Bio incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Corteva and Corteva shall hold Lavie Bio free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  Corteva shall not compromise or settle such litigation in a manner that would adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights or that would admit fault or wrongdoing by, or impose liability on, Lavie Bio without the prior written consent of Lavie Bio.  If Corteva exercises its right to sue pursuant to this Section 8.2.1, it shall first reimburse the parties on a pro-rata basis out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, incurred in the prosecution of any such suit, including all Lavie Bio costs to be reimbursed by Corteva and Lavie Bio’s costs in cases in which it decides to take over the defense of the validity and enforceability of the Licensed Patent Rights in accordance with clause (a) above.  If, after such reimbursement, any funds shall remain from said recovery, then Lavie Bio shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by Corteva.

  8.2.2.          Suit by Lavie Bio.  If Corteva does not take action in the prosecution, prevention, or termination of any Exclusive Country Infringement pursuant to Section 8.2.1 above, and has not commenced negotiations with the infringer for the discontinuance of said Exclusive Country Infringement, within ninety (90) days after receipt of notice to Corteva by Lavie Bio of the existence of an Exclusive Country Infringement, Lavie Bio may elect to do so.    Should Lavie Bio elect to bring suit against such an infringer and Corteva is joined as a party plaintiff in any such suit, Corteva shall have the right to approve the counsel selected by Lavie Bio to represent Lavie Bio and Corteva, such approval not to be unreasonably withheld.  The expenses of such suit or suits that Lavie Bio elects to bring, including any reasonable expenses of Corteva incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Lavie Bio and Lavie Bio shall hold Corteva free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  Lavie Bio shall not compromise or settle such litigation in a manner that would adversely affect the validity, enforceability or scope of any Licensed Patent Rights or that would admit fault or wrongdoing by, or impose liability on Corteva without the prior written consent of Corteva.  If Lavie Bio exercises its right to sue pursuant to this Section 8.2.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, incurred in the prosecution of any such suit including all Corteva costs to be reimbursed by Lavie Bio.  If, after such reimbursements, any funds shall remain from said recovery, then Corteva shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by Lavie Bio.

8.3.          Infringement in Non-Exclusive Countries.  Lavie Bio shall have the sole right, acting in its sole discretion, to take action in the prosecution, prevention, or termination of any Infringement of Licensed Patent Rights in any country in in which Corteva’s license under this Agreement becomes non-exclusive or terminates, at Lavie Bio’s or a third party’s own expense.

8.4.          Own Counsel.  Notwithstanding anything to the contrary herein, each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 8 by the other Party for an Infringement.

8.5.          Cooperation.  Each Party agrees to cooperate fully in any action under this Section 8 that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

8.6.          Declaratory Judgment.  If a declaratory judgment action is brought naming a Party as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patent Rights, such Party shall promptly notify the other in writing and Lavie Bio may elect, upon written notice to Corteva within thirty (30) days after Lavie Bio receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

9.           Confidential Information.

9.1.          Definition.  “Confidential Information” means information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with the subject matter of this Agreement that is visibly marked or otherwise indicated as confidential or proprietary, or that the Receiving Party should reasonably understand is confidential to the Disclosing Party, except that Confidential Information does not include information that: (i) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by or on behalf of the Disclosing Party, as evidenced by written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Receiving Party by a third party who is not subject to obligations of confidentiality to the Disclosing Party with respect to such information; or (iv) is independently developed by the Receiving Party without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

9.2.          Restrictions.  Receiving Party agrees to maintain Confidential Information of the Disclosing Party in confidence and not disclose such Confidential Information to any third party, except as specifically permitted in this Agreement, without the prior written approval of the Disclosing Party, or make any use of such Confidential Information, except as required for Receiving Party to perform its obligations and/or exercise its rights under this Agreement.  Receiving Party may disclose Confidential Information of Disclosing Party only to employees and contractors of Receiving Party, its Affiliate or Sublicensees and any Affiliate of such Sublicensees who have a need to know such information for purposes of enabling such Party to exercise its rights or perform its obligations under this Agreement and who are legally bound to protect such Confidential Information by agreements that impose confidentiality and non-use obligations comparable to those set forth in this Agreement.  Receiving Party shall protect the Disclosing Party’s Confidential Information by using the same degree of care, but not less than a reasonable degree of care, as it uses to protect its own Confidential Information of like nature to prevent the unauthorized disclosure of such Confidential Information.

9.3.          Disclosures Required by Law.  Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party as required to comply with any order of a court or any applicable rule, regulation, or law of any jurisdiction or securities exchange, provided that it (a) shall promptly notify the Disclosing Party and allow the Disclosing Party a reasonable time to oppose such disclosure, (b) shall use reasonable efforts to obtain an appropriate protective order or confidential treatment authorization that preserves the confidentiality of the information to the greatest extent practical, and (c) shall limit the scope of such disclosure only to such portion of such Confidential Information that is legally required to be disclosed.

9.4.          Documents.  All documents containing Confidential Information of Disclosing Party and provided by the Disclosing Party shall remain the property of the Disclosing Party, and all such documents, and copies thereof, shall be returned or destroyed upon the written request of the Disclosing Party.  Documents prepared by the Receiving Party using Confidential Information of the Disclosing Party, or derived therefrom, shall be destroyed upon request of the Disclosing Party, confirmation of which shall be provided in writing.  The Receiving Party, however, may keep one copy of any document requested to be returned or destroyed only for purposes of demonstrating compliance with this Agreement.

9.5.          Terms of Agreement.  This Agreement and the relationship between the Parties shall be considered Confidential Information of both Parties for purposes of this Section 9, with the exception that: (a) each Party will have the right to disclose this Agreement and their relationship in confidence to any current or bona fide prospective investor in such Party, or any bona fide prospective purchaser of a business or technology to which this Agreement pertains, or a prospective Sublicensee; (b) each Party shall have the right to disclose this Agreement and their relationship as required by any securities or stock exchange laws or regulations, provided that the Party that so discloses this Agreement shall give reasonable advance notice, as legally permissible, to the other Party and, at the other Party’s request, shall involve the other Party in discussions with the relevant government agency with respect to the items that may be redacted from such disclosure, and (c) the Parties shall have the right to disclose information as set forth in Subsection 9.6.

9.6.          Press Release and Other Public Disclosures.  Any press release or other public disclosure with respect to this Agreement is subject to review and prior approval by the other Party, such approval not to be unreasonably withheld.

9.7.          Duration.  The foregoing obligations in this Section 9 shall remain in force for a period of five (5) years following expiration or termination of this Agreement.

10.          Representations, Warranties and Covenants; Limitation of Liability; Disclaimers

   10.1.          Representations, Warranties and Covenants.

         10.1.1.     Lavie Bio represents and warrants that (a) it has the power, authority and capacity to enter into this Agreement and the right to grant the licenses herein granted, (b) it has not entered into any agreements, commitments or other arrangement with any third party, that would (i) prohibit it from fulfilling its obligations hereunder or (ii) be inconsistent or in any way conflict with the rights granted to Corteva hereunder, and (c) that as of the execution date of this Agreement, Lavie Bio is not aware of any third-party claims, liens, judgments, challenges, oppositions, interferences, protests, or existing or threatened legal or other adversarial actions against Lavie Bio in respect to the Licensed Patent Rights.

        10.1.2.      Lavie represents and warrants that: (a) it is the owner of all rights, title, and interest in and to the Licensed IP;  (b) it has obtained proper assignments from all of the inventors of the Licensed Patent Rights to Lavie Bio, and has paid the applicable filing, examination, and maintenance fees; and (c) it is not aware of any third party patent that would be infringed by the practice of the inventions disclosed in the Licensed Patent Rights owned or controlled by Lavie Bio as of the Effective Date.

        10.1.3.      Corteva represents and warrants that (a) it has the power, authority and capacity to enter into this Agreement and perform its obligations hereunder and the right to grant the licenses herein granted, and (b) it has not entered into any agreements, commitments or other arrangement with any third party, that would prohibit it from fulfilling its obligations hereunder.

  10.2.          Limitations of Liability

      10.2.1.      Warranty Disclaimer.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT AND ANY OTHER STATUTORY WARRANTY.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY REGARDING ITS INTELLECTUAL PROPERTY OR THE ACHIEVEMENT OF ANY RESULTS.

       10.2.2.      Responsibilities.  Each Party shall be responsible for its, its Affiliates’, its contractors’ and its Sublicensees’ activities under this Agreement.

10.3.          Limitation of Liability. Except with respect to a Party’s confidentiality and limitation of use obligations under Section 9, neither Party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any indirect, incidental, consequential or punitive damages or lost profits.  Except with respect to a Party’s confidentiality and limitation of use obligations under Section 9 and payments due by Corteva under Section 5, under no circumstance shall either Party’s liability to the other Party arising out of a breach of this Agreement exceed in the aggregate the amount of Five Million US Dollars ($5,000,000 US).  For clarity, nothing in this Subsection 10.3. is intended to limit a Party’s indemnification obligations under Section 11.

11.         Indemnification.

  11.1.          Indemnification of Lavie Bio.  Corteva shall indemnify, defend and hold Lavie Bio and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Lavie Bio Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against an Lavie Bio Indemnitee, arising from or occurring as a result of (a) Corteva’s breach of its representations, warranties or covenants set forth in Subsection 10.1.3, (b) any personal injury, death, property or environmental damage suffered as a result of any Licensed Product made, used or sold by or on behalf of a Corteva Party or otherwise under the licenses granted to Corteva hereunder or (c) Corteva’s breach of this Agreement; except, in the case of each of clauses (a), (b) or (c) to the extent caused by a breach of this Agreement by Lavie Bio or by the negligence or willful misconduct of any of the Lavie Bio Indemnitees.

  11.2.          Indemnification of Corteva.  Lavie Bio shall indemnify, defend and hold Corteva and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Corteva Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a Corteva Indemnitee arising from or occurring as a result of (a) Lavie Bio’s breach of its representations, warranties or covenants set forth in Subsections 10.1.1. or 10.1.2,  (b) actual or alleged injury to any person (including death) or property to the extent caused by the gross negligence or willful misconduct of Lavie Bio, or (c) Lavie Bio’s breach of this Agreement; except, in the case of each of clauses (a), (b) or (c), to the extent caused by a breach of this Agreement by Corteva or by the gross negligence or willful misconduct of any of the Corteva Indemnitees.

  11.3.          Procedure.  A Party that intends to claim indemnification under this Section 11 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel mutually satisfactory to the Parties, including, the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee’s prior written consent, settle any such claim if such settlement contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee or imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes in full such obligation.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not impair Indemnitor’s duty to defend such action but shall relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced materially by the delay.  At the Indemnitor’s request and cost, the Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.  Subject to the Indemnitee’s fulfillment of its obligations under this Subsection 11.3., the Indemnitor shall pay any damages, costs or other amounts awarded against the Indemnitee, or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor, in connection with such claim.

12.          Term and Termination

  12.1.          Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with provisions of Subsection 12.2. below, shall continue in full force and effect until the last-to-expire period during which Corteva is obligated to pay Lavie Bio royalties or fees in accordance with Section 5. Following the expiration of this Agreement pursuant to this Subsection 12.1. (and provided the Agreement has not been earlier terminated pursuant to any of the provisions of Subsection 12.2 in which case the provisions of Subsection 12.3. will apply), the licenses granted to Corteva under Section 2 shall become fully-paid up and shall survive expiration.

  12.2.          Termination.

        12.2.1.     Termination by Corteva without Cause.  This Agreement may be terminated by Corteva without cause at any time upon ninety (90) days written notice to Lavie Bio of Corteva’s intent to terminate this Agreement before such termination becomes effective.

       12.2.2.   Termination for Default.  In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within forty-five (45) days after receiving a written demand to cure from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice of termination to the breaching Party.

  12.3.          Effect of Termination.

        12.3.1.     Termination of Rights.  Upon termination of this Agreement by either Party pursuant to any of the provisions of Subsection 12.2.: (a) the rights and licenses granted to Corteva under this Agreement shall terminate and Corteva Parties shall not (i) develop or have developed Licensed Products; (ii) make, use, import or export Licensed Products; (iii) have Licensed Products made, used, imported, or exported; or (iv) market, sell, have sold, offer for sale, have offered for sale, transfer or have transferred Licensed Products (except as permitted in Subsection 12.3.2.); and (b) any existing agreements that contain a Sublicense shall terminate; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Corteva such that Corteva would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Lavie Bio.  Lavie Bio agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Lavie Bio or such Sublicensee that are not included in this Agreement.

        12.3.2.      Accruing Obligations.  Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration.  After the date of termination or expiration (except in the case of termination by Lavie Bio pursuant to Subsection 12.2.2), Corteva Parties (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Corteva shall pay the applicable royalties and payments to Lavie Bio in accordance with Subsections 5.3, and provide reports and audit rights to Lavie Bio pursuant to Section 6.

        12.3.3.      Survival.  The Parties’ respective rights, obligations and duties under Sections 5.2 (with respect to milestones achieved prior to termination), 5.3 (with respect to Sales made during the term of the Agreement or in accordance with Section 12.3.2), 6, 9, 10.2, 11, 12.3 and 13, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.  In addition, Corteva’s obligations under Section 5.4 with respect to Sublicenses granted prior to expiration or termination of this Agreement shall survive such expiration or termination of this Agreement solely with respect to and to the extent any Non-Royalty Sublicense Income is received after expiration or termination of this Agreement.  Further, if after the effective date of termination of this Agreement, any Licensed Product(s) that is/are not Covered by Valid Claims (including Licensed Products which are no longer Covered by a Valid Claim) are developed or sold (despite Section 12.3.1) then for the remaining duration of any royalty term applicable to any such Licensed Product(s) (as set forth in Section 5.3.2), Licensee shall pay the applicable royalties and other payments as set forth in Sections 5.3.

13.          Miscellaneous.

13.1.         Force Majeure.  Neither Party will be responsible to the other Party for damages or breach of the Agreement, or for delay or failure in performance of any of the obligations imposed by this Agreement, if the delay or failure is occasioned by a cause beyond the reasonable control of (and without the fault or negligence of), the Party, such as pandemics, fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of equipment or supply of materials, court order or interference by other authorized government officials, riot or war.  The Party seeking such relief shall (a) take all reasonable steps to overcome or minimize such delay or failure in performance as promptly as is practical; (b) promptly notify the other Party of the nature and particulars thereof and expected duration of the delay or failure of performance; (c) promptly notify the other Party when the cause beyond its reasonable control no longer is causing delay or failure in performance; and (d) quickly continue performance when these causes are removed.  Notwithstanding the aforesaid, no such Force Majeure circumstance or event will excuse any failure or delay beyond a period exceeding one hundred and twenty (120) days from the date such performance would have been due but for such circumstance or event.

13.2.          Independence.  The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give a Party the power to direct or control the day-to-day activities of the other, (b) constitute a Party as the legal representative or agent of the other Party, or the Parties as partners, joint venturers, or otherwise as participants in a joint or common undertaking, or (c) allow a Party to bind the other Party or to create or assume any liability or obligation of any kind, express or implied, against or in the name of, or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

13.3.          Use of Names, Marks.  Neither Party shall use the name, trademarks or service marks of the other Party in any advertising, publicity, news release, product labeling or for any commercial purpose, without the prior written consent of the other Party.  Except as otherwise provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to use in any manner the names “Corteva” or “Lavie Bio” or any other trade name, trademark or service mark of the other Party for any purpose other than for a Party's own internal purposes.

13.4.        Defense of Trade Secrets.  The Parties hereby agree that under 18 U.S.C. §1832 an action that would otherwise be considered trade secret misappropriation will be immunized if the disclosure: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.5.        Notices.  Any notices to be given hereunder shall be sufficient if signed by the Party giving same and delivered in one of the following manners: (a) hand delivery; (b) certified mail, return receipt requested; (c) overnight delivery via an internationally recognized courier service; or (d) facsimile if the sender retains evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Corteva:

[***]

If to Lavie Bio:

[***]

By such notice, either Party may change its address for future notices.  Notices mailed shall be deemed given on the date postmarked on the envelope.  Notices sent by overnight courier shall be deemed given on the date received by such courier, as indicated on the shipping manifest or waybill.  Notices sent by fax shall be deemed given on the date faxed.

13.6.         Modification.  No modification or waiver of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and executed by duly-authorized representatives of both Parties.  A failure by a Party to assert its rights under, including upon any breach or default of, this Agreement shall not be deemed a waiver of such rights.  No such failure or waiver in writing by either Party with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.  No provision of this Agreement will be varied, contradicted, or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both Parties.

13.7.        Export Control Laws.  The rights and obligations of the Parties under this Agreement shall be subject in all respects to laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the U.S. Export Control Regulations, and any successor legislation or regulations issued by the U.S. Department of Commerce, International Trade Administration, or Office of Export Licensing.

13.8.          Governing Law and Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, USA, without reference to the choice of law rules, except for matters of inventorship which will be decided in accordance with US Patent Law. The Parties hereby consent to personal jurisdiction in the State of Delaware and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Delaware.

13.9.          Dispute Resolution.  Any and all disputes, controversies or claims (“Disputes”) arising under, out of, or in relation to this Agreement, its formation, performance or termination will initially be referred to a committee (the “Dispute Resolution Committee”) consisting of two individual representatives of each Party.  If the Dispute Resolution Committee cannot resolve the Dispute within thirty (30) days of referral, a Party may institute proceedings in accordance with Section 13.8. Notwithstanding the foregoing, neither Party will be prevented from seeking a temporary restraining order and/or preliminary injunction exclusively in a competent court in Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court located in the City of Wilmington, Delaware).

13.10.          Severability.  If any part of this Agreement shall become void or invalid by virtue of law or government order, the remaining parts shall stay valid and the Parties shall use all commercially reasonable endeavors to ensure this Agreement shall be fulfilled by the Parties in accordance with its general principles, and the void or invalid provisions replaced by such valid provisions reflecting as closely as possible the intentions of the Parties at the time of signing this Agreement.

13.11.          Assignment.   This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement.  Any assignment purported or attempted to be made in violation of the terms of this Section 13.11 shall be null and void and of no legal effect.

13.12.          Section Headings; Construction. The headings of Sections and Subsections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.

13.13.          Entire Agreement.  This Agreement, including the Appendices referenced herein, constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and is the sole agreement with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements, understandings, commitments, and representation (oral or written) between the Parties with respect to the same.

13.14.          Counterparts. This Agreement may be executed in any number of counterparts, including facsimile, scanned PDF documents, or electronic signature rendered via an electronic signature service (e.g. DocuSign or Acrobat Sign) or by any other electronic means which preserves the original graphic and pictorial appearance of this Agreement.  Each such counterpart, facsimile or scanned PDF document shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

Corteva Agriscience LLC By:_________________________________ Name: Vidyadhar Hegde Title: VP, Crop Protection Discovery & Development	Lavie Bio Ltd. By:__________________________________ Name: Ofer Haviv Title: Chairman of the Board Lavie Bio Ltd. By:__________________________________ Name: Amit Noam Title: Chief Executive Officer

Exhibit A
LAV.311

[***]

Exhibit B
LAV.312

[***]

Exhibit C
Transition Plan

[***]

Exhibit D
Licensed Know-How

[***]

Exhibit E

Secondary Metabolite Work

[***]

Exhibit F

[***]